Exhibit 99

USANA Health Sciences Announces Record First Quarter Financial Results

  Net sales increased by 9.7% to $169.1 million
  Net earnings increased by 29.3%, while earnings per share increased by 42.2% to $1.28
  Company raises 2013 financial outlook

SALT LAKE CITY--(BUSINESS WIRE)--April 23, 2013--USANA Health Sciences, Inc. (NYSE: USNA) today announced record financial results for its fiscal first quarter ended March 30, 2013.

Financial Performance

Net sales for the first quarter of 2013 increased by 9.7% to $169.1 million, compared with $154.1 million in the prior-year period. This growth in net sales was driven by increases in both the Company’s Asia Pacific and North America/Europe regions. Favorable changes in currency exchange rates also contributed approximately $900,000 to the top line for the quarter.

Net earnings for the first quarter increased to $17.8 million, an improvement of 29.3%, compared with the prior-year period. This increase was due primarily to higher net sales and lower relative Associate incentive expense for the quarter. The relative decrease in Associate incentives expense was attributable to the change to the lifetime matching bonus program, which is now fully implemented. Earnings per share for the quarter increased by 42.2% to $1.28, compared with $0.90 in the first quarter of the prior year. This improvement in earnings per share was attributable to higher net earnings and a lower number of diluted shares outstanding, which resulted from the Company’s share repurchases over the last 12 months. Total diluted common shares outstanding as of March 30, 2013 were 13.9 million, compared with 15.3 million as of March 31, 2012.

The Company’s Chief Executive Officer, Dave Wentz, said, “For the first quarter of 2013 USANA again delivered record results in sales and earnings per share. During the quarter, our management team continued to execute our strategic initiatives, which are focused on generating worldwide customer growth, growing our Greater China region, advancing our personalization initiatives, and driving new market expansion.”

Regional Results

Net sales in Asia Pacific increased by 9.9% to $104.9 million, compared with $95.5 million for the first quarter of the prior year. This improvement was due to strong sales growth in our Greater China and Southeast Asia Pacific regions, which was driven by a 6.3% increase in the number of active Associates in Asia Pacific.

“We continue to see solid growth in Asia Pacific, with double-digit local currency growth in several of our markets in that region,” continued Mr. Wentz. “We remain focused on growing our Greater China region, and are pleased to have received during the quarter government approval in mainland China to expand our direct selling activities in three additional provinces. We continue to be optimistic about our growth opportunity in this region, as we expand our customer base and the reach of our world-class products.”

During the first quarter of 2013, net sales in North America/Europe increased by 9.4% to $64.2 million, compared with $58.6 million in the prior-year period. The number of Active Associates in North America/Europe increased 1.3% and the number of Preferred Customers increased 3.8% during the first quarter, compared with the first quarter of 2012.

Mr. Wentz added, “We continue to see improvement in our operating trends in North America, particularly in our top-line results. During the quarter, we saw double-digit sales growth in the U.S. and Mexico, as well as strong Associate growth in Mexico. Our focus continues to be on increasing active Associate counts in the U.S. and Canada, and we have several initiatives planned during 2013 to accomplish this objective. We are also excited to announce the addition of Colombia to this region, which we expect to open in the third quarter of 2013. We believe Colombia will be a successful market for USANA and an excellent entry point into South America.”

The Company maintained its successful track record of generating meaningful levels of cash from operations and ended the quarter with $71 million in cash and cash equivalents. For the first quarter, cash generated from operations totaled $20.3 million. During the quarter, the Company invested $18.1 million to repurchase 414,000 shares of the Company’s common stock.

Outlook

The Company reiterated consolidated net sales outlook and provided the following updated earnings per share outlook for 2013:

  Consolidated net sales between $700 million and $720 million
  Earnings per share between $5.25 and $5.40, versus the previous outlook of between $5.10 and $5.25

Chief Financial Officer, Paul Jones, commented, “Our first quarter financial results are a strong start to what we expect will be another record year for USANA. As we work to accomplish each of our strategic initiatives in 2013, we will continue to invest in our personalization and customer growth strategies, which will include offering region-specific incentives to our Associate sales force. As demonstrated by our increased earnings per share outlook for 2013, we continue to anticipate growth in sales and earnings during the current year.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, April 24, 2013 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France and Belgium. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	31-Mar-12	30-Mar-13

Net sales	$154,120	$169,082
Cost of sales	27,217	30,261
Gross profit	126,903	138,821

Operating expenses
Associate incentives	68,009	69,855
Selling, general and administrative	38,032	42,404

Earnings from operations	20,862	26,562

Other income (expense)	132	(26)
Earnings before income taxes	20,994	26,536

Income taxes	7,243	8,757

NET EARNINGS	$13,751	$17,779

Earnings per share - diluted	$0.90	$1.28
Weighted average shares outstanding - diluted	15,288	13,903

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	As of	As of
	29-Dec-12	30-Mar-13

ASSETS
Current Assets
Cash and cash equivalents	$70,839	$71,047
Inventories	36,481	42,974
Other current assets	25,225	19,633
Total current assets	132,545	133,654

Property and equipment, net	61,751	60,715
Goodwill	17,890	17,933
Intangible assets, net	42,085	41,963
Deferred income taxes	5,956	6,149
Other assets	7,128	8,243
Total assets	$267,355	$268,657

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,040	$8,152
Other current liabilities	63,804	61,894
Total current liabilities	70,844	70,046

Other long-term liabilities	938	909
Deferred income taxes	10,001	10,054
Stockholders' equity	185,572	187,648
Total liabilities and stockholders' equity	$267,355	$268,657

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	31-Mar-12		30-Mar-13
Region

North America / Europe	$58,632	38.1%	$64,152	37.9%

Asia Pacific

Southeast Asia Pacific	32,252	20.9%	35,309	20.9%

Greater China	56,635	36.7%	62,985	37.3%

North Asia	6,601	4.3%	6,636	3.9%

Asia Pacific Total	95,488	61.9%	104,930	62.1%

Total	$154,120	100.0%	$169,082	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	31-Mar-12		30-Mar-13
Region

North America / Europe	77,000	35.1%	78,000	34.1%

Asia Pacific

Southeast Asia Pacific	51,000	23.3%	56,000	24.4%

Greater China	83,000	37.9%	87,000	38.0%

North Asia	8,000	3.7%	8,000	3.5%

Asia Pacific Total	142,000	64.9%	151,000	65.9%

Total	219,000	100.0%	229,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	31-Mar-12		30-Mar-13
Region

North America / Europe	53,000	79.1%	55,000	82.1%

Asia Pacific

Southeast Asia Pacific	6,000	9.0%	7,000	10.4%

Greater China	7,000	10.4%	3,000	4.5%

North Asia	1,000	1.5%	2,000	3.0%

Asia Pacific Total	14,000	20.9%	12,000	17.9%

Total	67,000	100.0%	67,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations